Exhibit 10.24.2

               AMENDMENT TO MANAGEMENT SERVICES AGREEMENT ("MSA")
                    Between DIGITAL RECORDERS, Inc. ("DRI") &
                   Robinson Turney International, Inc. ("RTI")

In consideration of investment by RTI of time and expenses outside of the scope of the Management Services Agreement of 19 April 1996 ("MSA"), the following is agreed and adopted, effective 15 May 1997, as an amendment to that Agreement:

Item #1: SALES REPRESENTATION: It is agreed to be in the best interest of TwinVision na, Inc. for RTI to not appoint and contract with a specific Independent Sales Representative for the territory west of the Mississippi river until sometime in mid to late 1997. This "delay" will provide time for the preferred Independent Sales Representative to arrange business affairs and to be convinced to join the TwinVision business team of DRI to cover that territory. Therefore, until such time that an official Independent Sales Representative is appointed (in any event such to be accomplished prior to December 1997), RTI agrees to perform that role on a commission basis according to the commission rates in effect by contract for the Independent Sales Representative serving the Eastern part of the USA (6% of sales value - payable upon collection of the effected invoice). RTI will utilize task-specific assistance from third parties to accomplish this as well as invest its own time and financial resources. Therefore, the commission on selected orders, as to be agreed for time to time, will be assigned to RTI for RTI distribution between itself and those assisting third parties. All such commission distribution plans will be documented by RTI to DRI, be subject to the prior approval of TwinVision na, Inc. and will be made directly to the intended and agreed recipients by TwinVision na, Inc. This will be in effect for any or all of the following orders, if, and only if, officially accepted and entered by TwinVision na, Inc. on or prior to 01 May 1998. Commission on orders so effected will be paid, however, according to the then in effect commission payment policy of DRI, following shipment, no matter what the date of such shipment, until all shipments under those orders are complete. As of the date of this Agreement, the following potential orders are subject to this agreement: Houston - NFI; Houston - NEOPLAN; VIA San Antonio (no Bus Builder order award at this time - in RFQ stage), SF Muni, three potential orders - Trolley Bus; 40' Transit Bus, and Articulated Transit Bus (no Bus Builder order award at this time - in RFQ stage).

Item #2: DIRECT MANAGEMENT OVERSIGHT - TwinVision na, Inc. & BudgetVision: It is agreed that RTI will assume a larger role in the BudgetVision product launch than would be anticipated under the MSA. This larger role will be assumed for the time period of 01 June 1997 through 31 May 1998, as a means of facilitating TwinVision na, Inc. not adding selected budgeted personnel and this reducing necessary fixed expenses at TwinVision na, Inc. In exchange for this larger role being assumed, and the additional time and expense of RTI associated with same, it is agreed that a supplemental payment $3,375 per month for the 11 months of 01 June 1997 through 31 May 1998 will be made. This supplemental Payment is under the terms of, and in accordance with, the MSA - Exhibit A, Clause #1.

DIGITAL RECORDERS, Inc.                     ROBINSON TURNEY INTERNATIONAL,
& TwinVision na, Inc.                       Inc.

/s/  J. Phillips L. Johnston                         /s/  David L. Turney
J. Phillips L. Johnston; Chairman & CEO              David L. Turney; Principal